Exhibit 99.1
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
There are included or incorporated by reference in this document statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are usually preceded by words such as “may,” “will”, “expect”, “anticipate”, “believe”, “estimate”, and “continue” or similar words. All statements other than historical information or current facts should be considered forward-looking statements. Forward-looking statements may contain projections regarding revenues, earnings, operations, and other financial projections, and may include statements of future performance, strategies and objectives. However, there may be events in the future which the Company is not able to accurately predict or control which may cause actual results to differ, possibly materially, from the expectations set forth in the Company’s forward-looking statements. All forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors. Such factors include, among others, market risk, credit risk and operating risk. These and other risks are set forth in greater detail throughout this document. The Company does not intend or assume any obligation to update any forward-looking information it makes.
Business Overview
The Company is a full-service investment bank and institutional securities firm. The Company operates through three primary businesses: Equities, Fixed Income and Other.
The Company’s Equities segment is comprised of Equity sales and trading and Equities investment banking services. Equities sales and trading provides equity trade execution to institutional investors and generates revenues primarily through commissions and sales credits earned on executing equity transactions, trading gains and losses from market making activities and capital committed to facilitating customer transactions and fees received for equity research. Equities investment banking generates revenues by providing financial advisory, capital raising, mergers and acquisitions, and restructuring services to small and mid-cap companies focusing primarily on the healthcare, energy and powertech sectors of the economy.
Included in the Fixed Income business are the following segments: Descap, and Municipal Capital Markets. The Company’s Fixed Income business consists of Fixed Income sales and trading and Fixed Income investment banking. Fixed Income sales and trading provides trade execution to institutional investors and generates revenues primarily through commissions and sales credits earned on executing securities transactions in the following products:
•	Mortgage-Backed and Asset-Backed Securities

•	Municipal Bonds (Tax-exempt and Taxable Municipal Securities)

•	High Grade Bonds (Investment Grade and Government Bonds)
These products can be sold through any of the Company’s Fixed Income segments. Fixed Income investment banking generates revenues by providing financial advisory and capital raising services to municipalities, government agencies and other public institutions.
The Company reclassified amounts related to the Taxable Municipals group from Fixed Income-Other segment to the Fixed Income – Municipal Capital Markets segment due to changes in the structure of the Company’s internal organization. As a result, Fixed Income-Other was comprised wholly of the Company’s Fixed Income Middle Markets business, which was discontinued in June 2007.

In March 2007, the Company and First Albany Capital agreed to sell the Municipal Capital Markets Group to DEPFA. This group generates revenue primarily through commissions and sales credits earned on executing sales transactions in tax exempt and taxable municipal securities as well as by providing financial advisory and capital raising services to municipalities, government agencies and other public institutions. Net revenues of this group were approximately $36.7 million in the year ended December 31, 2006. Completion of this sale is subject to a variety of conditions. See Part II — Item 9b. Other Information.
The Company’s Other segment includes the results from the Company’s investment portfolio, venture capital business, and costs related to corporate overhead and support. The Company’s investment portfolio generates revenue from unrealized gains and losses as a result of changes in the value of the firm’s investments and realized gains and losses as a result of sales of equity holdings. The Company’s venture capital business generates revenue through the management of a private equity fund. This segment also includes results related to the Company’s investment in these private equity funds and any gains or losses that might result from those investments.
The Company believes it has an opportunity to become one of the premier investment banking boutiques serving the middle market, which the Company believes is a largely under-served market. The Company has focused on growing its middle market position by broadening its product line through acquisition and investments in key personnel and shedding non-core and non-growth businesses. In the second quarter of 2006, the Company ceased operations in the Taxable Fixed Income division due to a changing business environment and continued revenue declines. In the third quarter of 2006, the Company determined that it would dispose of its convertible arbitrage advisory group due to a continued decline of assets under management. As stated above, the Company has agreed to sell the Municipal Capital Markets Group to DEPFA, subject to a variety of conditions.
Business Environment
Investment banking revenues are driven by overall levels of capital raising activities in the marketplace and particularly the sectors and jurisdictions that we focus on. Public offering activity showed a decrease over a year ago levels with public follow-on activity down 11.4 percent in terms of dollar volume while the number of transactions decreased 1.6 percent. Initial public offering transactions were down 4.3 percent year-over-year and dollar volume increased 13.4 percent compared to 2005. The economic sectors of healthcare, energy and powertech comprised 30.5 percent of the public follow-on activity and 33.0 percent of the total initial public offering activity for 2006. Negotiated underwriting deals from our major markets of New York, California and Texas declined 15.7 percent year-over-year in terms of total dollar volume while the number of transactions decreased 16.3 percent compared to 2005. (Source: Commscan and SDC Platinum)
In the equity markets, NYSE daily trading volume was up 5.0 percent while the NASDAQ composite daily trading volume increased 11.0 percent. Equity sales and trading revenues are dependent on trading volumes, commission rates and the value of our research product and other services that we can provide to our clients. Our client’s ability to now execute trades electronically through the internet and other alternative platforms have increased commission rate pressures on our sales and trading business. Beginning in June 2006, one of the Company’s largest institutional brokerage clients in terms of commission revenue, Fidelity Management and Research Company, began to separate payments for research services and services for trading commissions for brokerage services, instead of compensating research services through trading commissions. The results of these changes in business environment have decreased commissions revenues from Fidelity compared to 2005, but have not had a material impact on commission rates from our other institutional clients. If other institutional equity clients adopt similar practices, this trend can continue to have a negative impact on our commission revenue. As of January 2, 2007, Equity research covered 240 stocks through 16 publishing analysts focusing on the healthcare, energy and technology sectors. (Source: Factset)
In the fixed income markets, secondary market activity for asset backed products continues to be negatively impacted by a flat and at times, inverted yield curve. In 2006, the average net spread between the 10 year Treasury note and 2 year Treasury note was -0.023 percent. In addition, price transparency in the secondary corporate bond market and price and coupon compression in the mortgage-backed market continues to negatively impact spreads. (Source: U.S. Treasury Department)

RESULTS OF OPERATIONS

	Years ended December 31
(In thousands of dollars)	2006	2005	2004
Revenues
Commissions	$11,799	$17,513		$19,799
Principal transactions	57,698	54,221		57,192
Investment banking	47,418	47,441		45,932
Investment gains (losses)	(7,602)	21,591		10,070
Interest income	14,331	15,220		9,474
Fees and others	1,871	3,391		1,938

Total revenues	125,515	159,377		144,405
Interest expense	15,903	12,580		6,047

Net revenues	109,612	146,797		138,358

Expenses (excluding interest)
Compensation and benefits	101,460	99,565		104,919
Clearing, settlement and brokerage costs	6,113	8,621		6,196
Communications and data processing	11,404	11,794		12,323
Occupancy and depreciation	11,127	11,162		8,496
Selling	4,922	5,951		6,661
Impairment	7,886	—		1,375
Restructuring	—	—		1,275
Other	8,254	6,158		12,179

Total expenses (excluding interest)	151,166	143,251		153,424

Income (loss) before income taxes, discontinued operations and cumulative effect of an accounting change	(41,554)	3,546		(15,066)
Income tax expense (benefit)	153	8,481		(9,571)

Loss from continuing operations	(41,707)	(4,935)		(5,495)
Income (loss) from discontinued operations, net of taxes	(2,701)	(5,282)		1,908
Loss before cumulative effect of an accounting change	(44,408)	(10,217)		(3,587)
Cumulative effect of an accounting change	427	—		—

Net loss	$(43,981)	$(10,217)		$(3,587)

Net interest income (expense)
Interest income	14,331	15,220		9,474
Interest expense	15,903	12,580		6,047

Net interest income (expense)	$(1,572)	$2,640		$3,427

2006 Financial Overview
For the fiscal year ended December 31, 2006, net revenues from continuing operations were $109.6 million, compared to $146.8 million in 2005. An improved performance in equities investment banking and Fixed Income sales and trading were overshadowed by a decline in net revenues in equities sales and trading, public finance and investment gains (losses). Results were negatively impacted by $6.8 million in expenses, related to the Company’s retention program, $7.9 million related to the impairment of goodwill and $2.4 million in expenses, incurred as part of the Company’s effort to consolidate offices. Including these charges, the Company reported a net loss from continuing operations of $41.7 million in 2006 compared to a net loss from continuing operations of $4.9 million for the same period in 2005. Earnings per diluted share from continuing operations for the year ended December 31, 2006 was a net loss of $2.75 compared to a net loss of $0.36 per diluted share for the same period in 2005. The Company reported a consolidated net loss of $44.0 million for the year ended December 31, 2006, compared to a consolidated net loss of $10.2 million for the same period in 2005. Consolidated diluted earnings per share for the year ended December 31, 2006, was a net loss of $2.90 compared to a net loss of $0.74 for the same period in 2005.

Net Revenue
Net revenue fell $37.2 million, or 25.3 percent, in 2006 to $109.6 million led by a decline in investment gains (losses). Excluding investment gains and losses, net revenues from continuing operations were $117.2 million, compared to $125.2 million for 2005, a decline of 6.4 percent. Strong revenue growth in equities investment banking of $7.5 million was offset a by decline in Fixed Income investment banking, due to a 15.0 percent decrease in senior/sole and co-managed deals. A decrease in equity listed commission revenue resulted in a 32.6 percent decrease in commission revenue. Principal transaction revenue increased 6.4 percent led by an increase in Fixed Income product revenue offset to a certain degree by a decrease in NASDAQ net revenue. Declines in customer activity and pressure on overall commission rates for both listed and NASDAQ led to the decline in commission revenue. Fees and other revenue decreased $1.5 million primarily as a result of a $1.5 million gain on the sale of the Company’s NYSE seat realized in 2005. Net interest expense of $1.6 million in 2006 represented a 159.6 percent decrease compared to 2005, as a result of a continuing decline in interest rate spreads.
Non-Interest Expense
Non-interest expense increased $7.9 million, or 5.5 percent, to $151.2 million in 2006.
Compensation and benefits expense increased 1.9 percent or $1.9 million to $101.5 million. Retention compensation of $6.8 million was offset by decreases in incentive compensation expense of $1.3 million and salary expense of $3.5 million. The decline in salary expense was the result of a 12 percent decrease in average full time headcount from continuing operations.
Clearing, settlement, and brokerage costs of $6.1 million represented a decrease of 29.1 percent compared to the prior year. A reduction in electronic communications network (“ECN”) expense of $1.3 million and transaction fee expense of $0.6 million, as a result of a decrease in NASDAQ trading activity, drove the variance.
Communications and data processing costs decreased $0.4 million or 3.3 percent. A $0.5 million decline in data processing expense was offset by a $0.1 million increase in market data services expense. Data processing expense was down in equities due to lower trading volumes and additional pricing concessions from the Company’s back-office vendor. An increase in trading communications costs in Fixed Income accounted for the increase in market data services.
Occupancy and depreciation expense remained relatively unchanged at $11.1 million. In 2006, the Company incurred $1.8 million in impairment charges as a result of consolidating its office space in Albany, New York City, Boston and Greenwich, CT along with incurring an additional $0.6 million in costs related to the Company’s additional office space in New York City. In 2005, the Company incurred $2.1 million in costs relating to its additional office space in New York City and San Francisco. The office consolidations in Albany, New York City and Boston will eliminate $1.0 million in annual occupancy expense.
Selling expense was down 17.3 percent, or $1.0 million, in 2006 as a result of a decrease in travel and entertainment and promotional expenses.
The Company recorded an impairment of its intangible assets including goodwill relating to Descap Securities of $7.9 million in 2006.
Other expense increased $2.1 million, or 34.0 percent, in 2006. The decrease was driven primarily by an increase in legal expenses of $2.2 million relating to various legal matters.
The Company did not report a benefit for federal and state income taxes in the 2006 financial statements as the deferred tax asset generated from the Company’s net operating loss has been offset by a full valuation allowance. In 2006, the Company did record income tax expense for continuing operations related to an estimated federal alternative minimum tax (“AMT”) and estimated taxable income in certain states. The AMT tax for continuing operations was partially offset by an income tax benefit for discontinued operations. Refer to the “Income Tax” note of the Consolidated Financial Statements for more detail.

2005 Financial Overview
For the fiscal year ended December 31, 2005, net revenues from continuing operations were $146.8 million, compared to $138.4 million in 2004. A record performance in public finance and an increase in investment income were mitigated by a decline in net revenues in both Equities and Fixed Income sales and trading. Results were negatively impacted by $9.2 million in expense related to a deferred tax valuation allowance, $1.5 million in expenses, net of taxes, related to severance costs in connection with staffing reductions and $1.2 million in expenses, net of taxes, incurred as part of the Company’s effort to consolidate offices. Including these charges, the Company reported a net loss from continuing operations of $4.9 million in 2005 compared to a net loss from continuing operations of $5.5 million for the same period in 2004. Earnings per diluted share from continuing operations for the year ended December 31, 2005 was a net loss of $0.36 compared to a net loss of $0.44 per diluted share for the same period in 2004. The Company reported a consolidated net loss of $10.2 million for the year ended December 31, 2005, compared to a consolidated net loss of $3.6 million for the same period in 2004. Consolidated diluted earnings per share for the year ended December 31, 2005, was a net loss of $0.74 compared to a net loss of $0.29 for the same period of 2004.
Net Revenue
Net revenue increased $8.4 million, or 6.1 percent, in 2005 to $146.8 million. Strong revenue growth in fixed income investment banking and an $11.5 million increase in investment gains were offset by lower revenues in Equity sales and trading, and equities investment banking. A decrease in equity listed commission revenue resulted in an 11.5 percent decrease in commission revenue. Fees and other revenue increased 75.0 percent primarily as a result of a $1.5 million gain on the sale of the Company’s NYSE seat. Net interest income of $2.6 million represented a 22.9 percent decrease compared to 2004 as a result of a decline in interest rate spreads.
Non-Interest Expense
Non-interest expense decreased $10.2 million, or 6.6 percent, to $143.3 million in 2005.
Compensation and benefits expense decreased 5.1 percent or $5.4 million to $99.6 million. A decline in incentive compensation expense of $8.0 million mainly as a result of lower net revenues in Equities, and decreases in salary expense of $0.2 million and employee benefits of $0.4 million were partially offset by an increase of restricted stock amortization of $2.1 million.
Clearing, settlement, and brokerage costs of $8.6 million represented an increase of 39.1 percent compared to the prior year. An increase in electronic communications network (“ECN”) expense in Equities as a result of an increase in NASDAQ trading activity drove the variance.
Communications and data processing costs decreased $0.5 million or 4.3 percent. A $1.5 million decline in data processing expense was offset by a $0.9 million increase in market data services expense. Data processing expense was down across all groups as a result of more favorable pricing from the Company’s back-office vendor. An increase in trading communications costs in Equities and market data costs in Descap accounted for the increase in market data services.
Occupancy and depreciation expense increased 31.4 percent or $2.7 million. Costs associated with implementing the company’s real estate strategy in New York City and San Francisco accounted for $2.1 million of the increase.
Selling expense was down 10.7 percent, or $0.7 million, in 2005 as a result of a decrease in travel and entertainment expense and dues, fees and assessment costs.
Other expense decreased $6.0 million, or 49.4 percent, in 2005. The decrease was driven by a $3.2 million decline in legal expenses and a $1.1 million decrease in professional fees relating to documenting compliance with Section 404 of the Sarbanes-Oxley Act.
In 2005, the Company recorded an expense of $9.2 million for a valuation allowance related to its deferred tax asset. The valuation allowance was established as a result of weighing all positive and negative evidence, including the

Company’s history of cumulative losses over the past two years and the difficulty of forecasting future taxable income. Refer to the “Income Tax” note of the Consolidated Financial Statements for more detail.
Business Highlights
For presentation purposes, net revenue within each of the businesses is classified as sales and trading, investment banking, investment gains (losses), or net interest / other. Sales and trading net revenue includes commissions and principal transactions. Investment banking includes revenue related to underwritings and other investment banking transactions. Investment gains (losses) reflects gains and losses on the Company’s investment portfolio. Net interest / other includes interest income, interest expense, fees and other revenue. Net revenue presented within each category may differ from that presented in the financial statements as a result of differences in categorizing revenue within each of the revenue line items listed below for purposes of reviewing key business performance.
Equities

(In thousands of dollars)	2006	2005	2004
Net revenue
Sales and Trading	$34,169	$41,883	$50,801
Investment Banking	25,624	18,099	25,948
Net Interest / Other	26	65	251

Total Net Revenue	$59,819	$60,047	$77,000

Operating Income (Loss)	$(47)	$(4,712)	$4,234

2006 vs. 2005
Net revenues in Equities were essentially flat with revenues decreasing only $0.2 million or 0.4 percent to $59.8 in 2006. In 2006, Equities represented 48.9 percent of consolidated net revenue excluding the impact of investment gains (losses) compared to 46.2 percent in 2005. Equity sales and trading revenue decreased across all products with net revenue down 18.4 percent compared to 2005. Compared to 2005, NASDAQ net revenue was down 12.8 percent to $23.8 million and listed net revenue of $10.3 million represented a 29.1 percent decrease relative to the prior year. Declines in customer activity and pressure on overall commission rates for both listed and NASDAQ were partially offset by improved trading loss ratios related to market-making activities in both groups. Investment banking net revenues had a solid performance with an increase 41.6 percent versus the prior year. The group showed improvements across all product groups with public offering revenue up 21.5 percent with net revenue of $13.9 million and advisory, private placement and other revenue increasing 76.0 percent to $11.7 million. In terms of volume, investment banking completed 41 transactions in 2006 compared to 32 in 2005.
2005 vs. 2004
Net revenues in Equities dropped $17.0 million, or 22.0 percent, to $60.0 million in 2005. In 2005 Equities represented 46.2 percent of consolidated net revenue excluding the impact of investment gains (losses) compared to 55.8 percent in 2004. Equity sales and trading revenue decreased across all products with net revenue down 17.6 percent compared to 2004. Compared to 2004, NASDAQ net revenue was down 19.9 percent to $27.3 million and listed net revenue of $14.5 million represented a 12.9 percent decrease relative to the prior year. Investment banking net revenues declined 30.2 percent versus the prior year. The group experienced revenue declines across all product groups with public offering revenue down more than $1.4 million to $11.4 million and advisory and private placement revenue decreasing $4.9 million to $8.4 million. In terms of volume, investment banking completed 32 transactions in 2005 compared to 45 in 2004.
Fixed Income

(In thousands of dollars)	2006	2005	2004
Net revenue
Sales and Trading	$35,961	$29,232	$27,400
Investment Banking	20,302	29,185	18,712
Net Interest / Other	(1,979)	1,327	1,946

Total Net Revenue	$54,284	$59,744	$48,058

Operating Income	$4,725	$10,304	$6,060

2006 vs. 2005
Fixed Income net revenue declined 9.1 percent to $54.3 million in 2006. Fixed Income sales and trading net revenue was up $6.7 million or 23.0 percent compared to the prior year. Fixed Income investment banking net revenue of $20.3 million represented a 30.4 percent decrease compared to the prior year. Fixed Income sales and trading showed year-over-year gains across all groups with mortgage backed securities / asset backed securities up $2.3 million or 14.4 percent, and municipal sales and trading up $4.4 million or 33.3 percent. The decrease in Fixed Income investment banking was primarily driven by a 42.6 percent, or $9.1 million, decrease in underwriting related revenue. The decrease in underwriting activity was due to a 15.0 percent decline in senior/sole managed and co-managed deals. Operating income in 2005 was negatively impacted primarily by the reduction in net revenues.
As stated above, the Company has agreed to sell the Municipal Capital Markets Group to DEPFA, subject to a variety of conditions.
2005 vs. 2004
Fixed Income net revenue increased 24.3 percent or $11.7 million to $59.7 million in 2005. Fixed Income sales and trading revenue was up 6.7 percent compared to the prior year, while Fixed Income investment banking net revenue of $29.2 million represented a 56.0 percent increase compared to the prior year. Contributing to the increase in sales and trading revenue was mortgage and asset-backed net revenue, which increased 45.0 percent to $15.9 million, offset by municipal net revenue of $13.4 million, which was down 18.8 percent in 2005. Contributing to the increase in investment banking net revenue was a 60.1 percent, or $8.0 million, increase in underwriting related revenue offset by an 8.8 percent, or $3.8 million, decline in public finance advisory fees. Operating income in 2005 was positively impacted by an increase in net revenue along with a decrease in legal expense of $1.6 million, which was mitigated by increases in compensation and benefits of $8.2 million, communications and data processing of $0.6 million and occupancy and equipment of $0.4 million.
Other

(In thousands of dollars)	2006	2005	2004
Net revenue
Investment Gain (Losses)	$(7,602)	$21,591	$10,070
Net Interest / Other	3,111	5,415	3,230

Total Net Revenue	$(4,491)	$27,006	$13,300

Operating Loss	$(46,232)	$(2,046)	$(25,360)

2006 vs. 2005
Net revenue was down $31.5 million compared to 2005 as a result of a $29.2 million decrease in investment gains (losses) related to the Company’s investment portfolio. The decrease in investment gains (losses) is comprised of a decrease of $35.3 million from the Company’s Public investments offset by an increase of $6.1 million relating to the Company’s private investments. Net Interest/Other was down $2.3 million due to a $1.5 million gain on the sale of the Company’s NYSE seat in 2005 and a $0.5 million decrease in management fee revenues from the Company’s venture capital group. Operating loss was negatively impacted by the decrease in revenues, increases in retention compensation of $6.8 million, impairment related to goodwill of $7.9 million and legal expenses of $1.2 million offset by a reduction in incentive compensation of $3.9 million.
2005 vs. 2004
Net revenue was up $13.7 million compared to 2004 as a result of an $11.5 million increase in investment gains and losses related to the Company’s investment portfolio. The increase in investment gains (losses) is primarily due to the company recording a $31.0 million gain from the initial public offering of iRobot Corporation (Nasdaq: IRBT) in the fourth quarter of 2005 offset by decreases in investment gains (losses) from the Company’s other public investments of $16.8 million and private investments of $2.7 million. Net Interest/Other were up primarily due to a $1.5 million gain on the sale of the company’s NYSE seat. Operating Income was positively impacted by increased net revenues and the results of the Company’s effort to reduce expenses through the reduction in support head count and professional fees.
LIQUIDITY AND CAPITAL RESOURCES
A substantial portion of the Company’s assets, similar to other brokerage and investment banking firms, are liquid, consisting of cash and assets readily convertible into cash. These assets are financed primarily by the Company’s payables to brokers and dealers, bank lines of credit and customer payables. The level of assets and liabilities will fluctuate as a result of the changes in the level of positions held to facilitate customer transactions and changes in market conditions.
For the year ended December 31, 2006, the Company primarily financed its operations through cash provided by its operations and proceeds received from sales of both its privately held investments and its investments in publicly traded securities (see “Investments” note of the Consolidate Financial Statements). The Company’s primary uses of funds during this period have been for the repayment of certain short-term bank loans and notes payable. As of December 31, 2006, the Company had cash of approximately $4.2 million and working capital of approximately $30 million. The Company believes that cash from operations and available credit lines will be sufficient to meet the Company’s anticipated cash needs for working capital for the next 12 months. However, if the Company’s estimates of revenues, expenses or capital or liquidity requirements change or are inaccurate, the Company may need to raise additional funds. The Company cannot be certain that it will be able to obtain additional financing on acceptable terms, or at all.
In March 2007, the Company and First Albany Capital agreed to sell the Municipal Capital Markets Group to DEPFA for $12 million in cash, subject to adjustment. As part of the transaction, DEPFA will purchase First Albany Capital’s municipal bond inventory used in the business of the Municipal Capital Markets Group, which is expected to range in value at closing from between $150 million to $200 million. The Company intends that it will use the proceeds from these transactions to repay in full associated short-term borrowings used to finance the bond inventory as well as approximately $11 million in long-term debt. After debt repayment and transactional and associated restructuring costs, the Company anticipates having $12 million in cash, which it intends to use to fund investments for growth. Completion of the transaction is subject to a variety of conditions however, and consequently, the sale may not be completed. See Part II — Item 9b. Other Information.
Short-term Bank Loans and Notes Payable
Short-term bank loans are made under a variety of bank lines of credit totaling $210 million of which approximately $129 million was outstanding at December 31, 2006. These bank lines of credit consist of credit lines that the Company has been advised are available solely for financing securities inventory but for which no contractual lending obligation exist and are repayable on demand. These loans are collateralized by eligible securities, including Company-owned securities, subject to certain regulatory formulas. Typically, these lines of credit will allow the Company to borrow up to 85% to 90% of the market value of the collateral. These loans bear interest at variable rates based primarily on the Federal Funds interest rate. The weighted average interest rates on these loans were 5.74% and 4.68% at December 31, 2006 and 2005 respectively. At December 31, 2006, short-term bank loans were collateralized by Company-owned securities, which are classified as securities owned of $145 million.
The Company’s notes payable includes a $12.7 million Term Loan which financed the acquisition of Descap Securities, Inc. at an interest rate which is 2.4% over the 30-day London InterBank Offered Rate (“LIBOR”) (5.33% at December 31, 2006). Interest only was payable for the first six months, and thereafter monthly payments of $238 thousand in principal and interest over the life of the loan which matures on May 14, 2011. The Term Loan agreement contains various covenants. On April 22, 2005 the lender agreed to waive the financial covenants contained in the term loan agreement for the quarter ended March 31, 2005. On August 9, 2005, the lender agreed to amend the loan document, effective June 30, 2005. The lender agreed to eliminate the EBITDAR requirement of $22.5 million, amend the definition for operating cash flow, fixed charges, EBITDAR and modified indebtedness. The lender also agreed to increase the maximum allowable modified total funded indebtedness to EBITDAR ratio from 1.75 to 2.00 through March 31, 2006. Thereafter, the revised ratio requires that the Company’s modified total funded indebtedness to EBITDAR not exceed 1.75 to 1(for the twelve month period ending December 31, 2006, modified total funded indebtedness to EBITDAR ratio was 0.51 to 1). In addition, the Modified Term Loan agreement requires operating cash flow to total fixed charges (as defined) to be not less than 1.15 to 1 (for the twelve-month period ending December 31, 2006, the operating cash flow to total fixed charge ratio was 2.15 to 1). EBITDAR is defined as earnings before interest, taxes, depreciation, amortization and lease expense plus pro forma adjustments. As of December 31, 2006, the Company was in compliance with all covenants contained in the Term Loan. The definition of operating cash flow includes the payment of cash dividends; therefore, the Company’s ability to pay cash dividends in the future may be impacted by the covenant.
Principal payments for the Term Loan are due as follows:

(In thousands of dollars)
2007	$2,857
2008	2,857
2009	2,857
2010	2,857
2011	1,239
Total principal payments remaining	$12,667

In March 2006, our $10 million Senior Note, dated June 13, 2003, which was set to mature on June 30, 2010, was repaid in full. In May 2006, principal payments of $4.9 million and $8.7 million were made to pay off the Company’s $4.9 million Term Loan and $11 million Term Loan, respectively.
Regulatory
As of December 31, 2006, First Albany Capital Inc. and Descap Securities, Inc., both registered broker-dealer subsidiaries of First Albany Companies Inc., were in compliance with the net capital requirements of the Securities and Exchange Commission. The net capital rules restrict the amount of a broker-dealer’s net assets that may be distributed. Also, a significant operating loss or extraordinary charge against net capital may adversely affect the ability of the Company’s broker-dealer subsidiaries to expand or even maintain their present levels of business and the ability to support the obligations or requirements of the Company. As of December 31, 2006, First Albany Capital had net capital of $19.5 million, which exceeded minimum net capital requirements by $18.5 million, while Descap had net capital of $2.1 million, which exceeded minimum net capital requirements by $1.8 million.
The Company enters into underwriting commitments to purchase securities as part of its investment banking business. Also, the Company may purchase and sell securities on a when-issued basis. As of December 31, 2006, the Company had $0.4 million outstanding underwriting commitments and had purchased $7.0 million and sold $14.5 million securities on a when-issued basis.
Investments and Commitments
As of December 31, 2006, the Company had a commitment to invest up to an additional $3.8 million in FA Technology Ventures, L.P. (the “Partnership”). The investment period expired in July 2006; however, the General Partner may continue to make capital calls up through July 2011 for additional investments in portfolio companies and for the payment of management fees. The Company intends to fund this commitment from operating cash flow. The Partnership’s primary purpose is to provide investment returns consistent with risks of investing in venture capital. In addition to the Company, certain other limited partners of the Partnership are officers or directors of the Company. The majority of the commitments to the Partnership are from non-affiliates of the Company.

The General Partner for the Partnership is FATV GP LLC. The General Partner is responsible for the management of the Partnership, including among other things, making investments for the Partnership. The members of the General Partnership are George McNamee, Chairman of the Company, First Albany Enterprise Funding, Inc., a wholly owned subsidiary of the Company, and other employees of the Company or its subsidiaries. Mr. McNamee is required under the Partnership agreement to devote a majority of his business time to the conduct of the affairs of the Partnership and any parallel funds. Subject to the terms of the Partnership Agreement, under certain conditions, the General Partnership is entitled to share in the gains received by the Partnership in respect of its investment in a portfolio company. The General Partner will receive a carried interest on customary terms. The General Partner has contracted with FA Technology Ventures Corporation (FATV), a wholly owned subsidiary of the Company, to act as an investment advisor to the General Partner.
As of December 31, 2006, the Company had an additional commitment to invest up to $0.3 million in funds that invest in parallel with the Partnership; this parallel commitment may be satisfied by investments from the Company’s Employee Investment Funds (EIF). The investment period expired in July 2006, but the General Partner may continue to make capital calls up through July 2011 for additional investments in portfolio companies and for the payment of management fees. The Company anticipates that the portion of the commitment that is not funded by employees through the EIF will be funded by the Company through operating cash flow.
Publicly held investments as of December 31, 2005 was made up entirely of iRobot (“IRBT”) and Mechanical Technology Incorporated (“MKTY”). During the year ended December 31, 2006, the Company sold its remaining 1,116,040 shares of Mechanical Technology Incorporated (“MKTY”) for proceeds of approximately $3.3 million. Also during the year ended December 31, 2006, the Company sold its remaining 1,116,290 shares of iRobot (“IRBT”) for proceeds of approximately $24.2 million.
Over the last several years, the Company funded much of its operating losses through the sale of its publicly held investments. The Company’s current investment portfolio consists almost entirely of its interest in the Partnership, the General Partner, and the EIF. Such investments are relatively illiquid and the Company may not realize any return on these investments for some time or at all.
Contingent Consideration
On May 14, 2004, the Company acquired 100 percent of the outstanding common shares of Descap, a New York-based broker-dealer and investment bank. Per the acquisition agreement, the Sellers can receive future contingent consideration (“Earnout Payment”) based on the following: for each of the years ending May 31, 2005 through May 31, 2007, if Descap’s Pre-Tax Net Income (as defined) (i) is greater than $10 million, the Company shall pay to the Sellers an aggregate amount equal to fifty percent (50%) of Descap’s Pre-Tax Net Income for such period, or (ii) is equal to or less than $10 million, the Company shall pay to the Sellers an aggregate amount equal to forty percent (40%) of Descap’s Pre-Tax Net Income for such period. Each Earnout Payment shall be paid in cash, provided that the Buyer shall have the right to pay up to seventy-five percent (75%) of each Earnout Payment in the form of shares of Company Stock. The amount of any Earnout Payment that the Company elects to pay in the form of Company Stock shall not exceed $3.0 million for any Earnout Period and in no event shall such amounts exceed $6.0 million in the aggregate for all Earnout Payments. Based upon Descap’s Pre-Tax Net Income from June 1, 2005 through May 31, 2006, $1.0 million of contingent consideration has been accrued at December 31, 2006. Also, based upon Descap’s pre-tax net income from June 1, 2006 to December 31, 2006, no contingent consideration would be payable to the sellers.
Legal Proceedings
From time to time the Company and its subsidiaries are involved in legal proceedings or disputes. (See Part I – Item 3 — Legal Proceedings). An adverse result or development in respect of these matters, whether in settlement or as a result of litigation or arbitration, could materially adversely affect the Company’s consolidated financial condition, results of operations, cash flows and liquidity.
In the ordinary course of business, the Company is called upon from time to time to answer inquiries and subpoenas on a number of different issues by self-regulatory organizations, the SEC and various state securities regulators. In recent years, there has been an increased incidence of regulatory enforcement in the United States involving organizations in the financial services industry, and the Company is no exception. We are not always aware of the subject matter of the particular inquiry or the ongoing status of a particular inquiry. As a result of some of these inquiries, the Company has been cited for technical operational deficiencies. Although there can be no assurance as to the eventual outcome of these proceedings, none of these inquiries has to date had a material effect upon the business or operations of the Company.
Letters of Credit
The Company is contingently liable under bank stand-by letter of credit agreements, executed in connection with office lease activities in New York City, totaling $0.2 million at December 31, 2006. The letter of credit agreements were collateralized by firm securities with a market value of $0.2 million at December 31, 2006.
Intangible Assets
Intangible assets consist predominantly of customer related intangibles and goodwill related to the acquisitions of the Institutional Convertible Bond Arbitrage Group (Noddings) and Descap. These intangible assets were allocated to the reporting units within the Descap segment and the Institutional Convertible Bond Arbitrage Group segment pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets.” Goodwill represents the excess cost of a business acquisition over the fair value of the net assets acquired. In accordance with SFAS No. 142, indefinite-life intangible assets and goodwill are not amortized. The Company reviews its goodwill in order to determine whether its value is impaired on an annual basis. In addition to annual testing, goodwill is also tested for impairment at the time of a triggering event requiring re-evaluation, if one were to occur. Goodwill is impaired when the carrying amount of the reporting unit exceeds the implied fair value of the reporting unit. When available, the Company uses recent, comparable transactions to estimate the fair value of the respective reporting units. The Company calculates an estimated fair value based on multiples of revenues, earnings and book value of comparable transactions. However, when such comparable transactions are not available or have become outdated, the Company uses Income and Market approaches to determine fair value of the reporting unit. The Income approach applies a discounted cash flow analysis based on management’s projections, while the Market approach analyzes and compares the operating performance and financial condition of the reporting unit with those of a group of selected publicly-traded companies that can be used for comparison.
As of December 31, 2006, $17.4 million of goodwill and $0.5 million of amortizable customer intangibles had been allocated to Descap. As a result of annual impairment testing, the goodwill related to the acquisition of Descap Securities Inc., was determined to be impaired. Fair value of the Descap reporting unit was determined using both the Income and Market approaches. The valuation gives equal weight to the two approaches to arrive at the fair value of the reporting unit. As a result of the valuation, as of December 31, 2006, the carrying value of goodwill was greater than the implied value of goodwill resulting in a goodwill impairment loss of $7.9 million recognized in the caption “Impairment” on the Statements of Operations.
On September 28, 2006, a plan to discontinue operations and classify the Institutional Convertible Bond Arbitrage Group as held for sale was approved by the Board of Directors, which triggered a goodwill and disposal group impairment test. Given the nature of the reporting unit the Income approach was used to indicate the unit’s fair value. A goodwill impairment loss of $1.0 million was recognized in discontinued operations as of December 31, 2006. As a result of impairment testing of the disposal group in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, it was determined that amortizable customer related intangibles were also impaired. An impairment loss of $0.6 million was recognized related to amortizable intangible assets in discontinued operations as of December 31, 2006. The impairment charges recognized in 2006 were equal to the remaining balance of Goodwill and customer related intangibles that had been previously allocated to the Institutional Convertible Bond Arbitrage Group (see “Intangible Assets, Including Goodwill” note).
Tax Valuation Allowance
At December 31, 2006, the Company had a valuation allowance of $21.8 million compared to $9.2 million at December 31, 2005. The valuation allowance was established as a result of weighing all positive and negative evidence, including the Company’s history of cumulative losses over at least the past three years and the difficulty of forecasting future taxable income. As a result, the Company does not anticipate that the payment of future taxes will have a significant negative impact on its liquidity and capital resources (see “Income Tax” Note).
CONTRACTUAL OBLIGATIONS
The following table sets forth these contractual obligations by fiscal year:

(In thousands of
dollars)	2007	2008	2009	2010	2011	Thereafter	Total
Short-term bank loans	$128,525	$—	$—	$—	$—	$—	$128,525
Long term debt (1)	2,857	2,857	2,857	2,857	1,239	—	12,667
Purchase obligations	—	—	—	—	—	—	—
Capital lease obligations (including interest)	1,599	999	676	460	213	11	3,958
Operating leases (net of sublease rental income) (2)	6,468	5,213	2,722	2,338	2,266	6,416	25,423
Guaranteed compensation payments (3)	8,580	2,280	1,265	461	—	—	12,586
Partnership and employee investment funds commitments (4)	4,100	—	—	—	—	—	4,100
Subordinated debt (5)	1,462	1,299	465	287	108	803	4,424

Total	$153,591	$12,648	$7,985	$6,403	$3,826	$7,230	$191,683

(1)	The Company has a note payable which has principal payments associated with each (see “Notes to the Consolidated Financial Statements”).

(2)	The Company’s headquarters and sales offices are leased under non-cancelable leases, certain of which contain escalation clauses and which expire at various times through 2014 (see “Notes to the Consolidated Financial Statements”).

(3)	Guaranteed compensation payments includes various compensation arrangements.

(4)	The Company has a commitment to invest in FA Technology Ventures LP (the “Partnership”) and an

additional commitment to invest in funds that invest in parallel with the Partnership (see “Notes to the Consolidated Financial Statements”).

(5)	A select group of management and highly compensated employees are eligible to participate in the First Albany Companies Inc. Deferred Compensation Plan for Key Employees (the “Plan”). The employees enter into subordinate loans with the Company to provide for the deferral of compensation and employer allocations under the Plan. The accounts of the participants of the Plan are credited with earnings and/or losses based on the performance of various investment benchmarks selected by the participants. Maturities of the subordinated debt are based on the distribution election made by each participant, which may be deferred to a later date by the participant. As of February 28, 2007, the Company no longer permits any new amounts to be deferred under the Plan.
RESTRUCTURING
During 2004, the Company undertook an internal review of its operations in an effort to reduce costs. One of the results of this review was the streamlining of certain functions and a reduction in personnel. The reduction in personnel was initiated during the period ended September 30, 2004 and was completed by December 31, 2004. The Company incurred restructuring expenses of approximately $1.3 million related to this effort, which were accrued and expensed and substantially paid in 2004. The natures of these costs are compensation and benefits and the amount expensed through 2004 relates to employees who were terminated by December 31, 2004. Restructuring costs were allocated 85% to the Company’s “Other” segment, with the remainder allocated among the other business units for segment reporting purposes.
CRITICAL ACCOUNTING POLICIES
The following is a summary of the Company’s critical accounting policies. For a full description of these and other accounting policies, see “Significant Accounting Policies” note of the Consolidated Financial Statements. The Company believes that of its significant accounting policies, those described below involve a high degree of judgment and complexity. These critical accounting policies require estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses reported in the consolidated financial statements. Due to their nature, estimates involve judgment based upon available information. Actual results or amounts could differ from estimates and the difference could have a material impact on the consolidated financial statements. Therefore, understanding these policies is important in understanding the reported results of operations and the financial position of the Company.
Valuation of Securities and Other Assets
Substantially all financial instruments are reflected in the consolidated financial statements at fair value or amounts that approximate fair value, including cash, securities purchased under agreements to resell, securities owned, investments and securities sold but not yet purchased. Unrealized gains and losses related to these financial instruments are reflected in net income/(loss). Where available, the Company uses prices from independent sources such as listed market prices, or broker or dealer price quotations. Where the value of a security is derived from an independent market price or broker or dealer quote, certain assumptions may be required to determine the fair value. For example, the Company generally assumes that the size of positions in securities that the Company holds would not be large enough to affect the quoted price of the securities if the Company were to sell them, and that any such sale would happen in an orderly manner. However, these assumptions may be incorrect and the actual value realized upon disposition could be different from the current carrying value. For investments in illiquid and privately held securities that do not have readily determinable fair values, the Company’s estimate of fair value is generally reflected as our original cost basis unless the investee has raised additional debt or equity capital, and we believe that such a transaction, taking into consideration differences in the terms of securities, is a better indicator of fair value; or we believe the fair value is less than our original cost basis. All of our investments are evaluated quarterly for changes in fair value. Factors that have an impact on our analysis include subjective assessments about a fair market valuation of the investee, including but not limited to assumptions regarding the expected future financial performance of the investee and our assessment of the future prospects of the investee’s business model. Securities owned and investments include, at December 31, 2006 and 2005, $11.2 million and $10.0 million, respectively, of private equity securities.
Intangible Assets
Intangible assets consist predominantly of customer related intangibles and goodwill related to the acquisitions of the Institutional Convertible Bond Arbitrage Advisory Group and Descap. These intangible assets were allocated to the reporting units within the Descap segment and the Institutional Convertible Bond Arbitrage Advisory Group segment pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets.” Goodwill represents the excess cost of a business acquisition over the fair value of the net assets acquired. In accordance with SFAS No. 142, indefinite-life intangible assets and goodwill are not amortized. The Company reviews its goodwill in order to determine whether its value is impaired on an annual basis. In addition to annual testing, goodwill is also tested for impairment at the time of a triggering event requiring re-evaluation, if one were to occur. Goodwill is impaired when the carrying amount of the reporting unit exceeds the implied fair value of the reporting unit. When available, the Company uses recent, comparable transactions to estimate the fair value of the respective reporting units. The Company calculates an estimated fair value based on multiples of revenues, earnings and book value of comparable transactions. However, when such comparable transactions are not available or have become outdated, the Company uses Income and Market approaches to determine fair value of the reporting unit. The Income approach applies a discounted cash flow analysis based on management’s projections, while the Market approach analyzes and compares the operating performance and financial condition of the reporting unit with those of a group of selected publicly-traded companies that can be used for comparison.
Contingent Liabilities
The Company is subject to contingent liabilities, including judicial, regulatory and arbitration proceedings, tax and other claims. The Company records reserves related to legal and other claims in “accrued expenses.” The determination of these reserve amounts requires significant judgment on the part of management. Management considers many factors including, but not limited to: the amount of the claim; the amount of the loss, if any incurred by the other party, the basis and validity of the claim; the possibility of wrongdoing on the part of the Company; likely insurance coverage; previous results in similar cases; and legal precedents and case law. Each legal proceeding is reviewed with counsel in each accounting period and the reserve is adjusted as deemed appropriate by management. Any change in the reserve amount is recorded in the consolidated financial statements and is recognized as a charge/credit to earnings in that period. The assumptions of management in determining the estimates of reserves may prove to be incorrect, which could materially affect results in the period the expenses are ultimately determined.
Refer to Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” for details on the liability for contingent consideration related to the acquisition of Descap.
Risk and Uncertainties
The Company also records reserves or allowances for doubtful accounts related to receivables. Receivables at the broker/dealers are generally collateralized by securities owned by the brokerage clients. Therefore, when a receivable is considered to be impaired, the amount of the impairment is generally measured based on the fair value of the securities acting as collateral, which is measured based on current prices from independent sources such as listed market prices or broker/dealer price quotations.
The Company also makes loans or pays advances to employees for recruiting and retention purposes. The Company provides for a specific reserve on these receivables if the employee is no longer associated with the Company and it is determined that it is probable the amount will not be collected. At December 31, 2006, the receivable from employees for recruiting and retention purposes was $0.5 million.

Income Taxes
Income tax expense is recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between amounts reported for income tax purposes and financial statement purposes, using current tax rates. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset will not be realized.
The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent that the Company believes that recovery is not likely, it must establish a valuation allowance. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The Company has recorded a valuation allowance as a result of uncertainties related to the realization of its net deferred tax asset, at December 31, 2006, of approximately $21.7 million. The valuation allowance was established as a result of weighing all positive and negative evidence, including the Company’s history of cumulative losses over the past two years and the difficulty of forecasting future taxable income. The valuation allowance reflects the conclusion of management that it is more likely than not that the benefit of the deferred tax assets will not be realized.
In the event actual results differ from these estimates or we adjust these estimates in future periods, we may need to adjust our valuation allowance which could materially impact our financial position and results of operations.
Securities Issued for Services
Options: The Company has stock option plans under which incentive and nonqualified stock options may be granted periodically to certain employees. The options are granted at an exercise price equal to the fair value of the underlying shares at the date of grant, they generally vest over one to three years following the date of grant, and they have a term of ten years.
The Company adopted the recognition provisions of FAS 123 effective January 1, 2003 using the prospective method of transition described in FAS 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” Under the fair value recognition provisions of FAS 123 and FAS 148, stock-based compensation cost is measured at the grant date based on the Black-Scholes value of the award and is recognized as expense over the vesting period for awards granted after December 31, 2002. For options granted prior to December 31, 2002, the fair value of options granted was not required to be recognized as an expense in the consolidated financial statements.
Effective January 1, 2006, the Company adopted FAS 123(R). In adopting FAS 123(R), the Company applied the modified prospective application transition method. Under the modified prospective application method, prior period financial statements are not adjusted. Instead, the Company will apply FAS 123(R) for new awards granted after December 31, 2005, any portion of awards that were granted after January 1, 1995 and have not vested by January 1, 2006 and any outstanding liability awards.
The Black-Scholes option pricing model is used to determine the fair value of stock options. This option pricing model has certain limitations, such as not factoring in the non-transferability of employee options, and is generally used to value options with terms shorter than the contractual ten-year life of our awards. Because of these limitations, and the use of highly subjective assumptions in the model, this and other option pricing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options. The more significant assumptions used in estimating the fair value of stock options include the risk-free interest rate, the dividend yield, the weighted average expected life of the stock options and the expected price volatility of the Company’s common stock. The risk-free interest rate is based on U.S. Treasury securities with a term equal to the expected life of the stock options. The dividend yield is based on the Company’s expected dividend payout level. The expected life is based on historical experience adjusted for changes in terms and the amount of awards granted. The expected volatility, which is the assumption where the most judgment is used, is based on historical volatility, adjusted to reflect factors such as significant changes that have occurred in the Company that lead to a different expectation of future volatility.
There were no options granted in 2006, thus no Black-Scholes assumptions were established for 2006. Additional information related to stock options is presented in the “Benefit Plans” note in the Consolidated Financial Statements.
Restricted Stock: Restricted stock awards, under the plans established by the Company, have been valued at the market value of the Company’s common stock as of the grant date and are amortized over the period in which the restrictions are outstanding, which is typically 2-3 years. If an employee reaches retirement age (which per the plan is age 65), an employee will become 100% vested in all outstanding restricted stock awards. For those employees who will reach retirement age prior to the normal vesting date, the Company will amortize the expense related to those awards over the shorter period. Unvested restricted stock awards are typically forfeited upon termination although there are certain award agreements that may continue to vest subsequent to termination as long as other restrictions are followed. The amortization related to unvested restricted stock awards that continue to vest subsequent to termination is accelerated upon the employees’ termination.
NEW ACCOUNTING STANDARDS
SFAS No. 157, Fair Value Measurements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Therefore, SFAS No. 157 will be effective for our fiscal year beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No. 157.
SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115
In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Therefore, SFAS No. 159 will be effective for our fiscal year beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No. 159.
FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes
In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 establishes a two-step process for evaluation of tax positions. The first step is recognition, under which the enterprise determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The enterprise is required to presume the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is measurement, under which a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. Therefore, FIN No. 48 is effective for our fiscal year beginning January 1, 2007. The cumulative effect of adopting FIN No. 48 is required to be reported as an adjustment to the opening balance of retained earnings (or other appropriate components of equity) for that fiscal year, presented separately. The Company is currently analyzing the impact of adopting FIN No. 48. At this time, the Company does not anticipate that FIN No. 48 will have a significant impact on the financial statements.
Item 7a. Quantitative and Qualitative Disclosures about Market Risk
MARKET RISK
Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest rates and equity prices, changes in the implied volatility of interest rates and equity prices and also changes in the credit ratings of either the issuer or its related country of origin. Market risk is inherent to both derivative and non-derivative financial instruments, and accordingly, the scope of the Company’s market risk management procedures extends beyond derivatives to include all market-risk-sensitive financial instruments. The Company’s exposure to market risk is directly related to its role as a financial intermediary in customer-related transactions and to its proprietary trading.
The Company trades tax exempt and taxable debt obligations, including U.S. Treasury bills, notes, and bonds; U.S. Government agency notes and bonds; bank certificates of deposit; mortgage-backed securities, and corporate obligations. The Company is also an active market maker in the NASDAQ equity markets. In connection with these activities, the Company may be required to maintain inventories in order to ensure availability and to facilitate customer transactions. In connection with some of these activities, the Company attempts to mitigate its exposure to such market risk by entering into hedging transactions, which may include highly liquid futures contracts, options and U.S. Government and federal agency securities.
The following table categorizes the Company’s market risk sensitive financial instruments by type of security and maturity date. The amounts shown are net of long and short positions.

(In thousands of
dollars)	2007	2008	2009	2010	2011	2012	Thereafter	Total
Fair value of securities
Corporate bonds	$549	$318	$2,827	$898	$857	$572	$25,357	$31,378
State and municipal bonds	100	1,250	355	3,056	1,384	3,165	130,475	139,785
US Government and federal agency obligations	247	(1,963)	(6,481)	(650)	(14,989)	986	62,350	39,500

Subtotal	896	(395)	(3,299)	3,304	(12,748)	4,723	218,182	210,663
Equity securities	13,384	—	—	—	—	—	—	13,384
Investments	10,866	—	—	—	—	—	—	10,866

Fair value of securities	$25,146	$(395)	$(3,299)	$3,304	$(12,748)	$4,723	$218,182	$234,913

Following is a discussion of the Company’s primary market risk exposures as of December 31, 2006, including a discussion of how those exposures are currently managed.

Interest Rate Risk
Interest rate risk is a consequence of maintaining inventory positions and trading in interest-rate-sensitive financial instruments. These financial instruments include corporate debt securities, municipal debt securities (including tax-exempt and taxable), mortgage-backed and asset-backed securities, convertible securities, government securities and government agency securities. In connection with trading activities, the Company exposes itself to interest rate risk, arising from changes in the level or volatility of interest rates or the shape and slope of the yield curve. The Company’s fixed income activities also expose it to the risk of loss related to changes in credit spreads. The Company attempts to hedge its exposure to interest rate risk primarily through the use of U.S. Government securities, highly liquid futures and options designed to reduce the Company’s risk profile.
A sensitivity analysis has been prepared to estimate the Company’s exposure to interest rate risk of its net inventory positions. The fair market value of these securities included in the Company’s inventory at December 31, 2006 was $153.9 million and $183.0 million at December 31, 2005 (net of municipal futures positions). Interest rate risk is estimated as the potential loss in fair value resulting from a hypothetical one-half percent change in interest rates. At year-end 2006, the potential change in fair value using a yield to maturity calculation and assuming this hypothetical change, was $8.3 million and at year-end 2005 it was $6.8 million. The actual risks and results of such adverse effects may differ substantially.
Equity Price Risk
The Company is exposed to equity price risk as a consequence of making markets in equity securities. Equity price risk results from changes in the level or volatility of equity prices, which affect the value of equity securities or instruments that derive their value from a particular stock. The Company attempts to reduce the risk of loss inherent in its inventory of equity securities by monitoring those security positions throughout each day.
Marketable equity securities included in the Company’s inventory, which were recorded at a fair value of $13.4 million in securities owned at December 31, 2006 and $11.6 million in securities owned at December 31, 2005, have exposure to equity price risk. This risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in prices quoted by stock exchanges and amounts to $1.3 million at year-end 2006 and $1.2 million at year-end 2005. The Company’s investment portfolio excluding the consolidation of Employee Investment Fund (see “Investments” note to the Consolidated Financial Statement) at December 31, 2006 and 2005, had a fair market value of $10.9 million and $49.9 million, respectively. This equity price risk is also estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in equity security prices or valuations and amounts to $1.1 million at year-end 2006 and $5.0 million at year-end 2005. The actual risks and results of such adverse effects may differ substantially.
CREDIT RISK
The Company is engaged in various trading and brokerage activities whose counter parties primarily include broker-dealers, banks, and other financial institutions. In the event counter parties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the credit worthiness of the counter party or issuer of the instrument. The Company seeks to control credit risk by following an established credit approval process, monitoring credit limits, and requiring collateral where it deems appropriate.
The Company purchases debt securities and may have significant positions in its inventory subject to market and credit risk. In order to control these risks, security positions are monitored on at least a daily basis. Should the Company find it necessary to sell such a security, it may not be able to realize the full carrying value of the security due to the size of the position sold. The Company attempts to reduce its exposure to changes in municipal securities valuations with the use as hedges of highly liquid municipal bond index futures contracts.

OPERATING RISK
Operating risk is the potential for loss arising from limitations in the Company’s financial systems and controls, deficiencies in legal documentation and the execution of legal and fiduciary responsibilities, deficiencies in technology and the risk of loss attributable to operational problems. These risks are less direct than credit and market risk, but managing them is critical, particularly in a rapidly changing environment with increasing transaction volumes. In order to reduce or mitigate these risks, the Company has established and maintains an internal control environment that incorporates various control mechanisms at different levels throughout the organization and within such departments as Finance, Accounting, Operations, Legal, Compliance and Internal Audit. These control mechanisms attempt to ensure that operational policies and procedures are being followed and that the Company’s various businesses are operating within established corporate policies and limits.
OTHER RISKS
Other risks encountered by the Company include political, regulatory and tax risks. These risks reflect the potential impact that changes in local laws, regulatory requirements or tax statutes have on the economics and viability of current or future transactions. In an effort to mitigate these risks, the Company seeks to review new and pending regulations and legislation and their potential impact on its business. Refer to Item 1A for other risk factors.